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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the use of our report incorporated herein by reference. Our report dated February 3, 1997, except as to the fourth paragraph of Note 1 to the Financial Statements which is as of May 28, 1997, refers to the restatement of the financial statements of Endocare, Inc. as of December 31, 1996, and for the year then ended. In addition, our report refers to a change in the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.


                                                KPMG PEAT MARWICK LLP


Orange County, California
June 30, 1997